Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces First Quarter 2016 Financial Results

Los Angeles, CA – May 12, 2016 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today announced financial results for the first quarter of 2016.

Andrew Gengos, ImmunoCellular Chief Executive Officer, commented: “We continue to make progress in all aspects of implementing our ICT-107 registration trial in patients with newly diagnosed glioblastoma. Over half of the targeted clinical sites in the US have been activated and are screening patients. We anticipate that all sites in the US can be activated by the middle of 2016. In Europe, the process of gaining regulatory approval for the trial and bringing clinical trial sites online is going very well. Clinical trial applications have been approved by the regulatory authorities in the Netherlands and the UK, and we are involved in interactions with the six other country authorities where the trial will be conducted. We also have received regulatory approval to start the trial in Canada. We expect to manufacture clinical supplies for the first qualifying patients in Canada and Europe in the third quarter. As the competitive landscape in newly diagnosed glioblastoma evolves, we continue to think that our phase 3 registration program, with the strong foundational support of placebo-controlled phase 2 data, is the best designed program underway in this indication. We are pleased with the progress we made in the first quarter, and believe that 2016 will be a year of accomplishment and value creation for our company.”

For the quarter ended March 31, 2016, ImmunoCellular incurred a net loss of $5.6 million, or $0.06 per basic and diluted share, compared to a net loss of $1.4 million, or $0.02 per basic and diluted share, for the quarter ended March 31, 2015.

During the first quarter 2016, the Company incurred $4.7 million of research and development expenses compared to $2.1 million in the prior year quarter while general and administrative expenses remained relatively constant between periods. The $2.6 million increase in research and development expenses primarily reflects the additional expenses associated with the phase 3 trial of ICT-107. During the first quarter of 2016, the Company recorded a credit to other income of $500,000 related to reflect a write-down of the Company’s warrant liability, compared to a credit to other income of $1.8 million during the same period in 2015.

The Company also reported that cash used in operations in the first quarter of 2016 was $5.4 million compared to $3.0 million in the prior year quarter. The increase primarily reflects that additional research and development expenditures in the current year. As of March 31, 2016, the Company had $17.5 million in cash.

Conference Call and Webcast Today

ImmunoCellular plans to hold a conference call and webcast today at 5:00 pm ET to discuss the first quarter 2016 financial results and business update. The call will be hosted by Andrew Gengos, President and CEO.

LIVE CALL:	(877) 853-5636 (toll-free); international dial-in: (631) 291-4544; conference code 5791130.

WEBCAST:	Interested parties who wish to listen to the webcast should visit the Investor Relations section of ImmunoCellular’s website at www.imuc.com, under the Events and Presentations tab. A replay of the webcast will be available one hour after the conclusion of the event.

The conference call will contain forward-looking statements. The information provided on the teleconference is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The phase 3 registrational trial of lead product candidate, ICT-107, a patient-specific, dendritic cell-based immunotherapy targeting multiple tumor-associated antigens on glioblastoma stem cells, is open for patient screening. ImmunoCellular’s pipeline also includes: ICT-121, a patient-specific, dendritic cell-based immunotherapy targeting the CD133 antigen on stem cells in recurrent glioblastoma; ICT-140, a patient-specific, dendritic cell-based immunotherapy targeting antigens on ovarian cancer stem cells; and the Stem-to-T-cell research program which engineers the patient’s hematopoietic stem cells to generate antigen-specific cancer-killing T cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding the development and commercialization of ICT-107 and design of our clinical trial, initiation of a phase 3 study of ICT-107, progress with European regulators and the potential for enrollment at clinical sites, whether or not the SEC will approve as final the settlement terms agreed upon with the enforcement division, the advancement of the ICT-121 phase 1 trial, the development of our preclinical Stem-to-T-cell program and our ability to achieve our other clinical, operational and financial goals. These statements are based on ImmunoCellular’s current expectations and involve significant risks and uncertainties, including those described under the heading “Risk Factors” in ImmunoCellular’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Balance Sheets

	3/31/2016	12/31/2015
	(Unaudited)
Cash	$17,514,213	$22,604,481
Other current assets	1,933,977	1,956,057
Non current assets	5,244,905	5,521,836

Total assets	$24,693,095	$30,082,374

Current liabilities	$2,271,886	$2,269,398
CIRM liability	4,398,732	4,133,905
Warrant liability	1,492,400	1,958,775

Total liabilities	8,163,018	8,362,078
Shareholders’ equity	16,530,077	21,720,296

Total liabilities and shareholders’ equity	$24,693,095	$30,082,374

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31, 2016	For the Three Months Ended March 31, 2015

Revenue	$—	$—
Research and development	4,737,575	2,065,225
General and administrative	1,099,832	1,035,895

Loss before other expenses	5,837,407	3,101,120
Interest income	2,514	3,257
Interest expense	(264,827)	—
Financing expense	(14,636)	(88,939)
Change in fair value of warrant liability	481,011	1,761,956

Net loss	$(5,633,345)	$(1,424,846)

Net loss per share, basic and diluted:	$(0.06)	$(0.02)